Filed Pursuant to Rule 433
Registration Nos.	333-132469
333-132469-01
333-132469-02

Prudential Financial, Inc.

$750,000,000 6.00% Medium-Term Notes, Series D

Due December 1, 2017

Final Term Sheet, November 28, 2007

Issuer	Prudential Financial, Inc.

Ratings	A3 / A+ / A (positive / stable / stable)

Security	Medium-Term Notes, Series D

Trade Date	November 28, 2007

Settlement Date (T+3 days)	December 3, 2007

Maturity Date	December 1, 2017

Principal Amount	$750,000,000

Price to Investors	99.356%

Gross Proceeds	$745,170,000

Pricing Benchmark	4.25% UST due 11/2017

Benchmark Yield	4.037%

Spread to Benchmark	205 basis points

Re-offer Yield	6.087%

Coupon	6.00% per annum

Interest Payment Dates	Semi-Annually on each June 1 and December 1 of each year, commencing June 1, 2008 and ending on the Maturity Date

Day Count Convention	30 / 360

Denominations	Minimum denominations of $1,000 with increments of $1,000 thereafter

Joint Bookrunners	Citigroup Global Markets Inc.; J.P. Morgan Securities Inc.; Morgan Stanley & Co. Incorporated

Billing and Delivery Agent	Citigroup Global Markets Inc.

Co-Managers	BMO Capital Markets Corp.; Loop Capital Markets, LLC

CUSIP Number	74432QBC8

Reports and Events of Default	The indenture, to the extent relating to the 6.00% notes and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial may be required to file with the SEC pursuant to Section 13 or 15(d) of the Securities and Exchange Act will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the 6.00% notes will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the accompanying prospectus supplement.

Prudential Financial, Inc. has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Prudential Financial, Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Citigroup Global Markets Inc. by calling toll free at 1-877-858-5407 or J.P. Morgan Securities Inc by calling 1-212-834-4533 or Morgan Stanley & Co. Incorporated by calling toll free at 1-866-718-1649.